EXHIBIT 23.1
CONSENT OF GRANT THORNTON LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated August 19, 2006, accompanying the financial statements and schedule included in the Annual Report of ACE*COMM Corporation on Form 10-K for the year ended June 30, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of ACE*COMM’s Employee Stock Purchase Plan, Amended and Restated Omnibus Stock Plan and 2001 Stock Option Plan for Directors of ACE*COMM Corporation on Forms S-8 (File No. 333-111629, 333- 12107, No. 333-15237, No. 333-88077, No. 333-88079, No. 333-46938, No. 333-61570 and No. 333- 103811) and Form S-3 (File No. 333-124351).

/s/Grant Thornton LLP
McLean, Virginia
September 26, 2006